EXHIBIT  77G

For the period ending: 03/31/04

File number:  811-05009

DEFAULTS AND ARREARS ON SENIOR SECURITIES


1) El Paso County, Colorado The Powers Boulevard/Drennan Road Local Improvement District 1985-2, 8.875%-9.00% due 9/1/2000
         In default:  Interest
         Nature of default:  District did not make full interest payment.
         Date of default:      September  2000
         Default per $1,000 face:  $90,000

2) Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due 12/15/2015
         In default:  Interest
         Nature of default:  District did not make interest payment.
         Date of default: June 2002
         Default per $1,000 face:  $270,000

3) Denver Colorado City and County Special Facilities Airport Revenue United Air Lines Project Series A, 6.875% due 10/1/2032
         In default:  Interest
         Nature of default:  District did not make interest payment.
         Date of default:  April 2003
         Default per $1,000 face:  $12,795,000

4) City of Lisbon North Dakota (Harvest Board LLC, Project) Series 2001A, 2002C, 15.00% due 4/1/2011 and 4/1/2005
         In default:  Interest
         Nature of default:  District did not make interest payment.
         Date of default:  April 2003
         Default per $1,000 face:  $5,025,000

5) Colorado Health Facilities Authority Revenue Refunding National Benevolent Association Series A, 5.25% due 1/1/2027
         Default per $1,000 face: $350,000
         Nature of default: Filed for protection under Chapter 11 of the U.S. Bankruptcy Code Date of bankruptcy filing: 2/17/04
         Series B, 5.25% due 2/1/2028  Default per $1,000 face: $100,000
         In default:  Interest
         Series A, 6.375% due 9/1/2029 Default per $1,000 face: $150,000
         In default:  Interest